Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (the “Agreement”), is made and entered into as of July 27, 2010, by and between Pacific Blue Energy Corp., a Nevada corporation (“PBEC”) and Siliken Renewable Energy, Inc. (“SREI”), with an effective date of June 24, 2010 (“Effective Date”).

WITNESSETH

WHEREAS, SREI is in the business of manufacturing photovoltaic modules for stand-alone and grid-connected installations for residential and commercial projects.

WHEREAS, PBEC is in the business of, among other things, providing financing related to potential solar development projects located throughout the southwestern United States.

WHEREAS, SREI and PBEC wish to jointly collaborate to submit a proposal to a local utility to develop and build a solar energy project referred to as the “Sunshine Solar Farm” to be developed on that certain property described by Assessors Parcel Number 406-07-004 encompassing approximately one hundred fifty four acres in Coconino County, Arizona.

WHEREAS, SREI shall have the exclusive right to assist PBEC in the development and submission of the proposal for the development of the Sunshine Solar Project to Arizona Public Service (“APS”).

WHEREAS, based upon the foregoing, SREI and PBEC shall enter into this Agreement to set forth the mutual understandings which shall govern the relationship between the parties as it related to any and all future businesses which are derived hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Request for Proposal. APS has requested proposals for the development of potential energy projects in the State of Arizona to be submitted for consideration by APS (the “RFP”).

2.

Exclusivity. PBEC shall grant SREI the exclusive right to assist PBEC in the development and submission of a RFP specifically related to the development of the Sunshine Solar Project as more specifically described above.

3.

Joint Cooperation. PBEC and SREI hereby agree to cooperate and jointly participate in the development and submission of the RPF and hereby agree that such RFP shall be jointly prepared and submitted to APS on or before the deadline stated.

4.

Definitive Agreement. Should the proposal to APS be accepted, the Parties hereby agree that the development of Sunshine Solar Farm and the relationship between the Parties hereto, shall be further defined and set forth in a definitive agreement, or agreements (the “Definitive Agreements”), to be negotiated, agreed to and executed by both SREI and PBEC. Neither SREI nor PBEC intends to be bound by any oral or written statements or correspondence concerning the definitive agreement arising during the course of negotiations, notwithstanding that the same may be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

5.

Confidentiality. In the course of discussion and negotiations each party may disclose to the other certain proprietary, confidential or other nonpublic information (collectively, the “Information”) relating to its business and the preparation of the RFP.

A.

Except as herein set forth, neither party shall:

(1)

reveal or make known to any person, firm, corporation or entity, other than its own management and advisors, including its attorneys’ accountants and lenders; or

(2)

utilize the same in its own business; or

(3)

make any other usage of, an Information disclosed to it by the other in connection with the discussions and negotiations above mentioned.

(4)

Notwithstanding the foregoing, each party may disclose any Information received from the other party to any governmental or regulatory authority in connection with obtaining approval of the transactions contemplated hereby, and

B.

A party’s obligations with respect to any item of Information disclosed to it shall terminate if that item of Information becomes disclosed in published literature or otherwise becomes generally available to the public: provided; however, that such public disclosure did not result, directly or indirectly, from any act, omission, or fault of such party with respect to that item of Information.

C.

Further, this Section shall not apply to any item of Information which at the time of disclosure was already generally available to the public or which at the time of disclosure was already in the possession of the party intending to utilize the item of Information and was not acquired by such party, directly or indirectly, from the disclosing party under a confidentiality agreement.

D.

Both parties agree that the Information either has received or may receive from the other has been and will be used by the receiving party solely for the limited purpose of its investigation and evaluation of the other party in connection with the transaction contemplated hereby.

6.

Assignment. Neither party shall be entitled to assign its rights under this Agreement without the consent of the other party.

7.

Prior Contracts. All previous business completed prior to the execution date of this Agreement shall remain as separate property of the parties and shall be subject to the same terms and provisions that existed prior to the execution of this Agreement.

8.

Covenants. The parties hereby covenant and promise to promptly perform all duties and obligations necessary pursuant to this Agreement and to promptly provide all information reasonably necessary or important to the other party and/or reasonably requested by the other party.

9.

Governing Law. This contract will be construed under the laws of Arizona and any actions hereunder will be tried in the County, Circuit or Federal courts for Maricopa County, Arizona. In any such action, the prevailing party will be entitled to reimbursement of attorneys’ fees and costs incurred in bringing or defending such action, appellate fees and costs included. Both parties have had benefit of legal counsel or opportunity to obtain same. This Agreement will not be construed as having been drafted by one or the other party. This Agreement may be executed by fax, email or any other type of remote communication and each party may execute a different physical copy of same.

10.

Failure to Enforce. Failure to enforce or insist upon any right granted hereunder will not constitute a waiver or satisfaction of the rights of the waiving party or any duty of the other party.

Pacific Blue Energy Corp.,

a Nevada corporation

July 21, 2010

/s/ Joel Franklin

By: Joel Franklin

Its: President

Acknowledged and Agreed to:

Siliken Renewable Energy, Inc.

July 27, 2010

/s/ Kevin Davies

By: Kevin Davies

Its: Director of Operations

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